Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1, as amended (the “Registration Statement”) of our report dated October 10, 2025 relating to the consolidated financial statements of Kokobots Group appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

October 10, 2025